Exhibit 4.1
DynCorp International Inc.
Deferred Compensation Plan
Effective as of July 1, 2009

Contents

Article 1. Introduction	1
1.1 Establishment and Purpose	1
1.2 Status of the Plan	1
1.3 Application of the Plan	2

Article 2. Definitions and Construction	3
2.1 Definitions	3
2.2 Gender and Number	8
2.3 Headings	8
2.4 Requirement to Be in “Written Form”	8
2.5 Severability	8
2.6 Applicable Law	8

Article 3. Participation and Vesting	9
3.1 Effective Date of Participation	9
3.2 Procedures for Participation	9
3.3 Cessation of Eligibility	10
3.4 Vesting	10

Article 4. Accounts	11
4.1 Participants’ Accounts	11
4.2 Crediting of Deferrals	11
4.3 Debiting of Distributions	12
4.4 Crediting of Investment Gains and Losses	12

Article 5. Deferral Elections	13
5.1 Deferral Elections and Allocations	13
5.2 Making Deferral Elections	13
5.3 Term of Deferral Elections	14
5.4 Post-Separation from Service Deferrals	16

Article 6. Investment Funds	17
6.1 Selection and Designation of Investment Funds	17
6.2 Participant Direction of Deemed Investments	17
6.3 Nature of Participant Direction	17
6.4 Investment of Allocations	17
6.5 Transfer of Existing Balances	18
6.6 Committee Discretion	18

i

Article 7. Distribution of Plan Benefits	19
7.1 Time of Payment	19
7.2 Election of Time and Form of Payment	19
7.3 Change of Elections	20
7.4 Pre-Commencement Death Benefits	20
7.5 Designation of Beneficiary	20
7.6 Benefit Cash-out	22
7.7 Offset for Obligations to the Company or an Affiliate	22
7.8 Limited Permitted Acceleration	22
7.9 Limited Permissible Delays	24

Article 8. Administration	26
8.1 The Committee	26
8.2 Compensation and Expenses	26
8.3 Manner of Action	26
8.4 Chairperson, Secretary, and Employment of Specialists	26
8.5 Subcommittees	26
8.6 Other Agents	27
8.7 Records	27
8.8 Rules	27
8.9 Powers and Duties	27
8.10 Decisions Conclusive	28
8.11 Fiduciaries	28
8.12 Notice of Address	28
8.13 Data	28
8.14 Adjustments	29
8.15 Member’s Own Participation	29
8.16 Indemnification	29

Article 9. Amendment and Termination	31
9.1 Amendment and Termination	31
9.2 Reorganization of Employer	31
9.3 No Acceleration of Benefits	31

Article 10. Claims and Appeals Procedures	32
10.1 Claims Procedure for Benefits	32
10.2 Limitations on Actions	33

Article 11. General Provisions	34
11.1 Good-Faith Valuation Binding	34
11.2 Errors and Omissions in Accounts	34
11.3 Taxation	34
11.4 Withholding	34
11.5 Unsecured General Creditor	34
11.6 Trust Fund	34

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11.7 Non-Alienation	35
11.8 Release from Liability	35
11.9 No Enlargement of Employment Rights	35
11.10 No Examination or Accounting	36
11.11 Incompetency	36
11.12 Service of Legal Process	36

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Article 1. Introduction
1.1 Establishment and Purpose
The Company desires to provide certain designated key management and highly compensated Employees with the opportunity to defer Salary and Bonus without regard to the limitations imposed under the Savings Plan by application of various Code restrictions and limitations. (Capitalized terms with special meanings are defined in Plan section 2.1.)
Therefore, the Company hereby establishes the Plan effective as of July 1, 2009. It is the purpose of this Plan to provide eligible Employees with the opportunity to defer Salary and Bonus as further described in this Plan regardless of the Eligible Employee’s election, if any, to make deferrals under the Savings Plan. To prevent any violation by the Savings Plan of the anti-conditioning rule of Treasury Regulations section 1.401(a)-1(e)(6)(iv), elections under this Plan and the Savings Plan shall be completely separate and independent of each other.
The Plan is intended to constitute a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees and is intended to meet the exemptions provided in ERISA sections 201(2), 301(a)(3), and 401(a)(1), as well as the requirements of Department of Labor Regulations section 2520.104-23. The Plan shall be administered and interpreted so as to meet the requirements of these exemptions and regulations.
1.2 Status of the Plan
(a)	Nonqualified Plan. The Plan is not qualified within the meaning of Code section 401(a). The Plan is intended to provide an unfunded and unsecured promise to pay money in the future and thus not to involve, pursuant to Treasury Regulations section 1.83-3(e), the transfer of “property” for purposes of Code section 83. Likewise, allocations under this Plan to the Account maintained on behalf of a Participant, and investment gains and losses credited on such amounts, are not intended to confer a current economic benefit upon the Participant nor is the right to the receipt of future benefits under the Plan intended to result in any Participant, Beneficiary or other party being in constructive receipt of any amount so as to result in any benefit due under the Plan being includible in the gross income of any Participant, Beneficiary or other party in advance of the date on which payment of any benefit due under the Plan is actually made.

(b)	Compliance with Code Section 409A. This Plan is intended to comply with Code section 409A and related regulatory guidance. Therefore, notwithstanding any other provision of this Plan, for allocations under this Plan and investment gains and losses credited on such amounts, no Participant, Beneficiary or other party shall have a right to receive a payment if that payment would result in making any portion of the Plan benefit subject

Section 1.1	1

to federal income tax under Code section 409A before payment of that benefit has actually been made to the Participant, Beneficiary or other party. Consistent with the terms of the Plan, the Committee shall establish rules regarding distribution options that are designed to avoid making any portion of the Plan benefit subject to federal income tax under Code section 409A before payment of that benefit is actually made.

(c)	Aggregation and Special Arrangements. This Plan contemplates that the Company or other Employer may, from time to time, enter into one or more additional or special arrangements with individuals who are also Eligible Employees under this Plan. Such additional or special arrangements shall not become a part of this Plan, but shall be governed by the specific terms of those additional or special arrangements. Notwithstanding the foregoing, however, deferrals of compensation under this Plan and such other additional or special arrangements, if any, shall be aggregated with respect to the Eligible Employee to the extent required under Code section 409A and related Treasury Regulations to assure compliance with those rules. For purposes of the plan aggregation rule under Treasury Regulations section 1.409A-1(c)(2), the Plan is an elective account balance plan.

(d)	No Guarantees of Intended Tax Treatment. The Plan shall be administered and interpreted so as to satisfy the requirements for the intended tax treatment under the Code described in this Plan. However, the treatment of benefits earned under and benefits received from this Plan, for purposes of the Code and other applicable tax laws (such as state income and employment tax laws), shall be determined under the Code and other applicable tax laws and no guarantee or commitment is made to any Participant, Beneficiary or other party with respect to the treatment of allocations under or benefits payable from the Plan for purposes of the Code and other applicable tax laws.
1.3 Application of the Plan
The terms of the Plan are applicable to Eligible Employees employed by an Employer on or after the Effective Date.

Section 1.3	2

Article 2. Definitions and Construction
2.1 Definitions
Whenever the following words and phrases are used in the Plan with the first letter capitalized, they shall have the meanings specified below, unless the context clearly indicates otherwise.
(a)	“Account” means the bookkeeping record established and maintained to evidence Deferrals and related investment gains and losses credited on behalf of the Participant.

(b)	“Affiliate” means any corporation or other entity that is required to be aggregated with the Company under Code sections 414(b) or (c) using the language “at least 50 percent” in place of “at least 80 percent” each place it appears:
(1)	In Code sections 1563(a)(1), (2) and (3) for determining a controlled group of corporation under Code section 414(b); and

(2)	In Treasury Regulations section 1.414(c)-2 for determining whether trades or businesses (whether or not incorporated) are under common control for purposes of Code section 414(b).
(c)	“Beneficiary” means the person or persons last designated by a Participant as set forth in Plan section 7.5 or, if there is no designated Beneficiary or surviving Beneficiary, the person or persons designated in Plan section 7.5.

(d)	“Benefit Commencement Date” means, with respect to a Participant or Beneficiary, the date set forth in the Plan with respect to a Payment Event for which a benefit under the Plan is required to commence. Solely for purposes of determining compliance with Code section 409A and related Treasury Regulations, a payment shall be deemed made on the Benefit Commencement Date if the benefit actually commences by the end of the calendar year in which the Benefit Commencement Date occurs or, if later, by the 15th day of the third month following the Benefit Commencement Date.

(e)	"Board” means the Board of Directors of the Company.

(f)	“Bonus” means a Participant’s cash bonus and incentive payments for services rendered to the Employer while an Eligible Employee, including any Performance-Based Bonus.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Company” means DynCorp International Inc., a Delaware limited liability company, and any successor thereto.

Section 2.1	3

(i)	“Committee” means the committee commonly-known as the Welfare and DISP Committee, which has the authority to administer the Plan as provided under Plan section 8.1.

(j)	“Deferral” means, for each Plan Year, that portion of a Participant’s Salary and Bonus deferred under the Plan pursuant to Article 5.

(k)	“Deferral Election” means an election, made at such time and in such form as the Committee may direct, under which an Eligible Employee or Participant elects to defer a portion of the Participant’s Salary and Bonus under the Plan pursuant to Article 5.

(l)	“Effective Date” means July 1, 2009.

(m)	“Eligible Employee” means an Employee who:
(1)	Is classified by the Company in pay grade 100 or above and is a Vice President or above; or

(2)	Is designated as an Eligible Employee by the Committee.
(n)	“Employee” means any person who is a common-law employee of an Employer.

Notwithstanding the foregoing, no individual shall be considered an Employee if such individual is not classified as a common-law employee in the employment records of the Employer, without regard to whether the individual is subsequently determined to have been a common-law employee of the Employer. The persons excluded by this paragraph from being Employees are to be interpreted broadly to include and to have at all times included individuals engaged by the Employer to perform services for such entity in a relationship that the entity characterizes as other than an employment relationship, such as where the Employer engages the individual to perform services as an independent contractor or leases the individual’s services from a third party. The exclusion of the individual from being an Employee shall apply even if a determination is subsequently made by the Internal Revenue Service, another governmental agency, a court or other tribunal, after the individual is engaged to perform such services, that the individual is an employee of the Employer for purposes of pertinent Code sections or for any other purpose.

(o)	“Employer” means the Company and any Affiliate which is designated by the Board or the Committee and which adopts the Plan.

The Board or, if authorized by the Board, the Committee may designate any Affiliate as an Employer under this Plan. The Affiliate shall become an Employer and a party to this Plan upon acceptance of such designation effective as of the date specified by the Board or Committee.

Section 2.1	4

By accepting such designation or continuing as a party to the Plan, each Employer acknowledges that:
(1)	The Employer is bound by such terms and conditions relating to the Plan as the Company or the Committee may reasonably require;

(2)	The Company and the Committee have the authority to review the Employer’s compliance procedures and to require changes in such procedures to protect the Plan;

(3)	The Employer has authorized the Company and the Committee to act on its behalf with respect to Employer matters pertaining to the Plan;

(4)	It will cooperate fully with Plan officials and their agents by providing such information and taking such other actions as they deem appropriate for the efficient administration of the Plan; and

(5)	Its status as an Employer under the Plan is expressly conditioned on its being and continuing to be an Affiliate of the Company.
Subject to the concurrence of the Board or Committee, any Affiliate may withdraw from the Plan, and end its status as an Employer hereunder, by communicating to the Committee its desire to withdraw. Upon withdrawal, which shall be effective as of the date agreed to by the Board or Committee, as the case may be, and the Affiliate, the Plan shall be considered frozen as to Employees of such Affiliate.

(p)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(q)	“Investment Election” means an election, made at such time and in such form as the Committee may direct, pursuant to which an Eligible Employee or Participant may elect the Investment Funds in which amounts credited the Participant’s Account shall be deemed invested and credited with investment earnings and losses.

(r)	“Investment Fund” means an investment fund which may be selected by the Committee from time to time for purposes of determining investment earnings and losses on amounts deemed invested in such fund pursuant to Article 6.

(s)	“Military Leave” means leave subject to reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended from time to time.

(t)	“Participant” means an Eligible Employee meeting the requirements to participate in the Plan to the extent provided in Article 3.

Section 2.1	5

(u)	“Payment Event” means the applicable event triggering a payment of the Participant’s Account under the Plan. The applicable event shall be one of the following:
(1)	The Participant’s Separation from Service; or

(2)	The Participant’s death.
(v)	“Performance-Based Bonus” means, consistent with Treasury Regulations section 1.409A-1(e), any bonus or award, the entire amount of which is subject to performance criteria that are established in writing within 90 days of the beginning of the applicable performance period which period must be at least 12 consecutive months. Performance-Based Bonus does not include any amount that will be paid regardless of performance or that is based on a level of performance that is substantially certain to be met at the time the criteria are established. An amount shall not be deemed a Performance-Based Bonus merely because the amount is determined by reference to the value of the Company or its stock. Unless otherwise specified, the performance period shall be deemed to be April 1 through March 31. For a bonus or award to be a Performance-Based Bonus with respect to a Participant’s Deferral Election:
(1)	The subjective performance criteria must be bona fide and relate to performance of the Participant, a group of Employees that includes the Participant, or a business unit (which may include the entire organization) for which the Participant provides services;

(2)	The likelihood of such established performance criteria being satisfied must be substantially uncertain when the criteria are established;

(3)	The Participant must perform services continuously from the date such performance criteria are established until the date the Participant makes the Deferral Election; and

(4)	The bonus or award can be neither substantially certain to be paid nor readily ascertainable on the date that the Participant makes the Deferral Election.
(w)	“Plan Year” means the 12-month period beginning each January 1st and ending each December 31st, except that the initial Plan Year shall be the short Plan Year period beginning on the Effective Date and ending December 31, 2009.

(x)	“Salary” means a Participant’s base remuneration for services rendered to the Employer while an Eligible Employee, including amounts which are excluded from taxable income under Code sections 125, 402(e)(3) and 402(h). Salary does not include any Bonus, earnings such as area wage determination cash in lieu of benefits, per diem for living allowance, site

Section 2.1	6

allowance, meal allowance, referral bonus, sick leave payoff, clothing allowance, fringe benefits, perquisites, or matching or employer contributions under any benefit plan of the Company or any Affiliate.

(y)	“Savings Plan” means the DynCorp International LLC Savings Plan, as amended from time to time.

(z)	“Separation from Service” means, as provided in the following paragraphs of this subsection, an Employee’s termination from employment with the Company and all Affiliates, whether by retirement, resignation from or discharge by the Company or an Affiliate (but not by a transfer among Affiliates or death).
(1)	A Separation from Service shall be deemed to have occurred if an Employee and the Company or any Affiliate reasonably anticipate, based on the facts and circumstances, that either:
(A)	The Employee will not provide any additional services for the Company or an Affiliate; or

(B)	The level of bona fide services performed by the Employee after a certain date will permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Employee over the immediately preceding 36 months.
(2)	If an Employee is absent from employment due to Military Leave, sick leave, or any other bona fide leave of absence authorized by the Company or an Affiliate and there is a reasonable expectation that the Employee will return to perform services for the Company or an Affiliate, then a Separation from Service shall not occur until the later of:
(A)	The first date immediately following the date that is six months after the first date that an Employee was absent from employment; and

(B)	To the extent the Employee retains a right to reemployment with the Company or any Affiliates under an applicable statute or by contract, the date the Employee no longer retains a right to reemployment.
If a Participant fails to return to work upon the expiration of any Military Leave, sick leave, or other bona fide leave of absence where such leave is for less than six months, the Separation from Service shall occur as of the date of the expiration of such leave.
(aa)	“Spouse” means the person of the opposite sex who is a husband or wife of a Participant, as defined under the Federal Defense of Marriage Act, 1 U.S.C. Section 7. To the extent provided under a domestic relations order,

Section 2.1	7

a former spouse will be treated as the Spouse, and a current spouse will not be treated as the Spouse to the extent of benefits assigned under the domestic relations order.

(bb)	“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.

(cc)	“Valuation Date” means each day that the New York Stock Exchange is open for trading; provided, the value of an Account on any other date will be the value determined as of the immediately preceding date on which the New York Stock Exchange was open for trading.
2.2 Gender and Number
Except as otherwise indicated by the context, any masculine or feminine terminology shall also include the opposite gender, and the definition of any term in the singular or plural shall also include the opposite number.
2.3 Headings
The headings of this Plan are inserted for convenience or reference only, and they are not to be used in the construction of the Plan.
2.4 Requirement to Be in “Written Form”
Various notices provided to or by the Company, the Committee or any duly authorized agent of either of them and various elections made by Participants, Beneficiaries or other payees are required to be in written form. Notwithstanding anything to the contrary in this Plan, any notices and elections related to, or that may constitute part of, the Plan may be conveyed through an electronic system or any other system approved by the Committee unless otherwise provided under applicable law or regulatory guidance.
2.5 Severability
If a provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.
2.6 Applicable Law
To the extent not preempted by ERISA or other federal law, the Plan and all rights hereunder shall be governed, construed, and administered in accordance with the laws of the state of Virginia, without regard to conflicts of laws provisions.

Section 2.2	8

Article 3. Participation and Vesting
3.1 Effective Date of Participation
Each Eligible Employee shall be eligible to become a Participant in the Plan, on or after the Effective Date. An Eligible Employee’s participation shall become effective as of the date the Eligible Employee satisfies the procedures for participation in the Plan as outlined in Plan section 3.2.
3.2 Procedures for Participation
Each Eligible Employee shall become a Participant by completing such forms and providing such data in a timely manner as may be required by the Committee as a precondition of participation in the Plan. Such forms and data shall include, as applicable and without limitation:
(a)	Enrollment Agreement. Upon initial eligibility, the Eligible Employee must complete, execute and file an enrollment agreement in the form and manner prescribed by the Committee. By filing the enrollment agreement, the Eligible Employee accepts the terms and conditions of the Plan. The enrollment agreement must be filed with the Committee or its designee only upon initial eligibility and, unless changed by the Committee, shall remain effective while the Eligible Employee remains a Participant.

(b)	Deferral Election. To make Deferrals for the Plan Year, the Eligible Employee must complete, execute and file a Deferral Election in the form and manner prescribed by the Committee, as set forth in Plan section 5.2.

(c)	Payment Form Election. Upon initial eligibility, the Eligible Employee must complete, execute and file a payment form election in the form and manner prescribed by the Committee no later than the 30th day after the Employee first becomes an Eligible Employee specifying the time and form of payment of the Participant’s Account as a result of a Separation from Service. The payment election form shall be filed with the Committee only upon initial eligibility and, except as provided in Plan section 7.3, shall become irrevocable once made or, if no election has been made by the 30th day after the Employee first becomes an Eligible Employee, deemed made. If, for any reason, the Eligible Employee fails to make a timely election or the election is determined not to be valid, the Eligible Employee will be deemed to have elected to have the Participant’s Account distributed as a single sum as of the Benefit Commencement Date.

(d)	Election of Deemed Investments. Upon initial eligibility, the Eligible Employee may, but need not, complete, execute and file an Investment Election regarding the manner in which the Participant’s Account shall be deemed invested in and among Investment Funds, as set forth in Article 6. If an Eligible Employee does not properly direct the manner in which the Participant’s Account is to be deemed invested in and among Investment

Section 3.1	9

Funds, amounts allocated to the Participant’s Account shall be deemed invested as provided in Plan section 6.2.

(e)	Beneficiary Designation. Upon initial eligibility, the Eligible Employee may, but need not, complete, execute and file a Beneficiary designation, as set forth in Plan section 7.5.

(f)	Other Conditions. Notwithstanding the foregoing, the Committee may establish, without limitation, other preconditions to participation in the Plan as it determines are reasonable or advisable to carry out the purposes of the Plan or for compliance with Code section 409A or other applicable law.
3.3 Cessation of Eligibility
(a)	End of Active Participation. A Participant shall cease active participation in the Plan if, as of any day during a Plan Year, the Participant is no longer employed by the Company or any Affiliate. As of the date that active participation ends, the Participant shall immediately cease to be eligible to make Deferrals under the Plan with respect to any Salary or Bonus paid after that date. Prior to the date active participation ends, Deferrals of Salary and/or Bonuses shall remain in effect notwithstanding the Participant’s transfer to an Affiliate and whether or not the Affiliate is an Employer until the end of the Plan Year which includes the date of transfer or, with respect to Bonuses, the last day of the period for which the current Deferral Election for the Bonus applies.

(b)	Inactive Participant Status. Once active participation in the Plan ends, Participant shall remain an inactive Participant in the Plan until the earlier of:
(1)	The date the full amount of the Participant’s Account is distributed from the Plan; or

(2)	The date the Participant again becomes an Eligible Employee and recommences active participation in the Plan by satisfying the conditions under Plan section 3.2.
If a Participant again becomes an Eligible Employee in the same Plan Year or service period in which the Participant’s prior Deferral Election was in effect, the prior Deferral Election shall be reinstated and the Participant shall not be permitted to make a subsequent Deferral Election except as provided under Plan section 5.2(b). During the period that an Employee is an inactive Participant, the Participant’s Account shall continue to be credited with investment gains and losses in accordance with Plan section 4.4.
3.4 Vesting
Each Participant shall at all times be 100 percent vested in his or her Account.

Section 3.3	10

Article 4. Accounts
4.1 Participants’ Accounts.
(a)	Establishment of Accounts. The Committee shall establish and maintain an Account on behalf of each Participant. Each Account shall be credited with Deferrals and investment gains and losses attributable to such Account, and shall be debited by the amount of all distributions. Each Participant’s Account shall be maintained until the vested value has been fully distributed to or on behalf of such Participant or the Participant’s Beneficiary.

(b)	Nature of Contributions and Accounts. The amounts credited to a Participant’s Account shall be represented solely by bookkeeping entries. The Account of each Participant shall represent a liability, payable when due under this Plan, out of the general assets of the Employer, or from the assets of any trust, custodial account or escrow arrangement which the Employer may establish for the purpose of assuring availability of funds sufficient to pay benefits under this Plan. The money and any other assets in any such trust or account shall at all times remain the property of the Employer, and neither this Plan nor any Participant shall have any beneficial ownership interest in the assets thereof. No property or assets of the Employer shall be pledged, encumbered, or otherwise subjected to a lien or security interest for payment of benefits hereunder. Accounting for this Plan shall be based on generally accepted accounting principles.

(c)	Liability for Payment. Each Employer shall generally be liable for the payment of benefits under the Plan with respect to Accounts of Participants who are its Employees. However, to accommodate transfers or other arrangements, the Committee shall have the authority to allocate the payment obligation of Participant Accounts among the Employers pursuant to any reasonable formula and the Committee’s determination shall be final and binding.

(d)	General Creditors. Any assets which may be acquired by an Employer in anticipation of its obligations under the Plan shall be part of the general assets of such Employer. An Employer’s obligation to pay benefits under the Plan constitutes a mere promise of such Employer to pay such benefits, and a Participant or Beneficiary shall have and maintain no more rights than those of an unsecured, general creditor of such Employer.
4.2 Crediting of Deferrals.
For each Plan Year that a Participant has a Deferral Election in effect, the Committee shall credit the amount of such Deferral to the Participant’s Account on, or as soon as practicable after, the Valuation Date on which such amount would have been paid to the Participant but for the Deferral Election.

Section 4.1	11

4.3 Debiting of Distributions
As of each Valuation Date, the Committee shall debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.
4.4 Crediting of Investment Gains and Losses
As of each Valuation Date, the Committee shall credit to each Participant’s Account the amount of investment gains and/or losses applicable thereto for the period since the immediately preceding Valuation Date. Such crediting of investment gains and/or losses shall be effected as of each Valuation Date, as follows:
(a)	Rate of Return. The Committee shall first determine a rate of return for the period since the immediately preceding Valuation Date for each of the Investment Funds, or in accordance with any other procedures established by the Committee for purposes of determining a rate of return under Article 6;

(b)	Amount Invested. The Committee next shall determine the amount of:
(1)	Each Participant’s Account that was deemed invested in each Investment Fund (or subject to any other procedures for determining a rate of return) as of the immediately preceding Valuation Date; plus

(2)	The amount of Deferrals credited to the Participant’s Account since the immediately preceding Valuation Date; minus

(3)	The amount of any distributions debited from the amount determined in paragraph (1) since the immediately preceding Valuation Date.
(c)	Determination of Amount. The Committee shall then apply the rate of return determined under subsection (a) for each Investment Fund (or in accordance with any other procedures) as of such Valuation Date to the amount of the Participant’s Account deemed invested in such Investment Fund (or subject to any other procedures) for such Valuation Date (as determined in subsection (b)), and the total amount of investment gains and/or losses resulting therefrom shall be credited to such Participant’s Account as of the applicable Valuation Date.

Section 4.3	12

Article 5. Deferral Elections
5.1 Deferral Elections and Allocations
Each Eligible Employee who is or becomes eligible to participate in the Plan for all or any portion of a Plan Year may elect to have Deferrals made under the Plan for such Plan Year by completing and delivering to the Committee a Deferral Election setting forth the terms and conditions of such election, as set forth in this Article. Subject to such terms and conditions, the Deferral Election shall provide for the reduction of the Eligible Employee’s Salary and/or Bonus payable for and earned during the Plan Year or, the case of Bonuses, the period for which the Deferral Election is in effect. The amount of the Eligible Employee’s Salary and/or Bonus so reduced shall be allocated as a Deferral to the Participant’s Account under this Plan.
5.2 Making Deferral Elections.
(a)	Initial Deferral Elections. When the Employee first becomes an Eligible Employee in the Plan and provided that the Employee has never previously participated in a nonqualified elective account balance arrangement (with the meaning of Treasury Regulations section 1.409A-1(c)(2)) of the Company or any Affiliate, the Eligible Employee may make an initial Deferral Election under this subsection. To make Deferrals of Salary and, unless the Committee determines that a Bonus is a Performance-Based Bonus, Bonuses during the Plan Year for which the Salary and/or Bonus is earned, the Deferral Election must be made and become irrevocable no later than the 30th day after the Employee first becomes an Eligible Employee. Except with respect to a Bonus that the Committee determines is a Performance-Based Bonus, the Deferral Election relating to Bonuses shall apply to only a pro rata portion of the Bonus earned during the period in which the Employee first becomes an Eligible Employee. The pro rata portion is the total Bonus multiplied by a fraction, the numerator of which is the number of days remaining in the period for which the Bonus is earned and paid after the Deferral Election becomes irrevocable and the denominator is the total period for which the Bonus is earned and paid.

(b)	Subsequent Deferral Elections of Salary. An Eligible Employee’s Deferral Election of Salary for any other Plan Year must be made and become irrevocable on or before the last day of the Plan Year immediately preceding the Plan Year for which the Salary is earned.

(c)	Subsequent Deferral Elections of Bonuses. An Eligible Employee’s Deferral Election of Bonuses (other than a Performance-Based Bonus) for any period beginning after the Effective Date must be made and become irrevocable before the first day of such period for which the Bonus is earned and the period over which the Bonus is earned must be at least 12 consecutive months.

Section 5.1	13

(d)	Subsequent Deferral Elections of Performance-Based Bonuses. For any period beginning after the Effective Date, an Eligible Employee’s Deferral Election of a Bonus that the Committee has determined is a Performance-Based Bonus must be made and become irrevocable no later than the date that is six months before the end of the performance period of at least 12 consecutive months over which the Performance-Based Bonus is earned. As noted in Plan section 2.1(v)(3), for the Bonus to be a Performance-Based Bonus with respect to any particular Participant’s Deferral Election, the Participant must perform services continuously from the date such performance criteria are established until the date the Participant makes the Deferral Election.

(e)	Deferral Amounts. Upon making a Deferral Election, a Participant may elect to defer in 1 percent increments:
(1)	Up to a maximum of 50 percent of the Participant’s Salary, and

(2)	Up to a maximum of 100 percent of the Participant’s Bonus.
(f)	Other Deferral Election Rules.
(1)	Elections Irrevocable. A Deferral Election, including a failure to make an election, is irrevocable once the election period ends. If an Eligible Employee fails to submit a Deferral Election in a timely manner, the Eligible Employee shall be deemed to have elected not to make Deferrals under the Plan for that Plan Year or, with respect to Bonuses, the period over which the Bonus is earned. Once a Deferral Election has become irrevocable, Deferrals continue for any period of a paid leave of absence.

(2)	Deferrable Salary and Bonuses. In no event may Deferral Elections apply to Salary or Bonuses that a Participant could have received before the Deferral Election is made and becomes irrevocable. If an individual is not a Participant, due to a Separation from Service, death, transfer or other circumstances, when a Bonus becomes payable, such Bonus may not be deferred under this Plan. If a pay period crosses a Plan Year, the Deferral Election in effect for the Plan Year in which the payroll period ends shall control.

(3)	Ordering of Deferrals. The Committee may specify the order in which Deferrals made from Salary and Bonuses are to be taken relative to other deferrals, deductions or withholding elected by the Participant.
5.3 Term of Deferral Elections.
(a)	Salary. Each Participant’s Deferral Election of Salary for a Plan Year shall remain in effect for such Plan Year and all subsequent Plan Years until the earlier of:

Section 5.3	14

(1)	The date the Participant ceases active participation under the Plan pursuant to Plan section 3.3(a), or

(2)	The date the Participant makes a subsequent irrevocable Deferral Election applicable for amounts earned during a subsequent Plan Year in the time and manner prescribed in Plan section 5.2(b). Such subsequent irrevocable Deferral Election may be an election to stop making Deferrals for Salary for the subsequent Plan Year.
The Deferral Election shall apply to only Salary that would otherwise have been paid to the Participant for a payroll period beginning after the Deferral Election becomes irrevocable.
(b)	Bonuses. For the Plan Year beginning on the Effective Date, each Participant’s Deferral Election of a Bonus (other than a Bonus classified by the Committee as a Performance-Based Bonus) shall remain in effect for the Plan Year under the same rules applicable to the Deferral Election of Salary under subsection (a). Subsequently, the Participant’s Deferral Election of a Bonus, including any Deferral Election relating to a Performance-Based Bonus, shall remain in effect and apply to subsequent periods for which the Bonus is earned, provided that the period over which the Bonus is earned is at least 12 consecutive months, until the earlier of: until the earlier of:
(1)	The date the Participant ceases active participation under the Plan pursuant to Plan section 3.3(a), or

(2)	The date the Participant makes a subsequent irrevocable Deferral Election applicable for Bonuses earned during a subsequent period in the time and manner prescribed in Plan section 5.2(c) or 5.2(d), as applicable. Such subsequent irrevocable Deferral Election may be an election to stop making Deferrals for Bonuses for the subsequent period.
The Deferral Election shall apply to only Bonuses that would otherwise have been paid to the Participant for a period beginning after the Deferral Election becomes irrevocable.

(c)	Transfers. If a Participant is transferred from the employment of an Employer to the employment of an Affiliate, whether or not the Affiliate is also an Employer, the Participant’s Deferral Election with the first Employer shall remain in effect and shall apply to the Participant’s Salary and Bonus with the Affiliate,
(1)	Until a subsequent Deferral Election is made in the time and manner prescribed in Plan section 5.2, if the Affiliate is also an Employer, or

(2)	Until active participation ends pursuant to Plan section 3.3(a), if the Affiliate is not an Employer.

Section 5.3	15

5.4 Post-Separation from Service Deferrals
If a Participant has a Separation from Service and either:
(a)	Becomes reemployed as an Eligible Employee of an Employer (or reemployed by an Affiliate and later transfers employment to an Employer) after the Separation from Service; or

(b)	Increases the level of bona fide service that the Eligible Employee provides following the Separation from Service, such that the Participant may have a subsequent Separation from Service, the Eligible Employee shall be entitled to make additional Deferrals to the Participant’s Account under Plan section 5.2. To the extent the Participant is entitled to make and does make additional Deferrals, such additional Deferrals and related investment gains and losses shall be tracked separately and shall become payable to the Participant or Beneficiary as of the Benefit Commencement Date with respect to the next following Payment Event.
Payments being made when the Eligible Employee becomes reemployed or increases the level of services provided, as described above, shall continue to be paid without interruption. In no event may such amounts that became payable as a result of a prior Payment Event be stopped or further deferred.

Section 5.4	16

Article 6. Investment Funds
6.1 Selection and Designation of Investment Funds
The Committee may change, add or remove Investment Funds on a prospective basis at any time and in any manner it deems appropriate. It is expected, but not required, that such Investment Funds shall correspond to the investment funds in which Participants may invest contributions under the Savings Plan.
6.2 Participant Direction of Deemed Investments
In accordance with such rules of uniform application which the Committee may from time to time adopt, each Participant may direct the manner in which the Participant’s Account shall be deemed invested in and among the Investment Funds by filing an Investment Election in the time and manner prescribed by the Committee in accordance with the provisions of this Article. If a Participant does not file a timely and valid Investment Election when eligible to do so, future allocations shall be deemed invested in the Investment Fund selected by the Committee from time to time.
6.3 Nature of Participant Direction
The selection of Investment Funds shall be for the sole purpose of determining the rate of return (reflecting investment earnings or losses) to be credited to the Participant’s Account. The Participant’s direction shall not at any time be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, shall at no time have any actual investments relative to the Accounts under the Plan. Notwithstanding the foregoing, the Company may require an Employer to transfer assets to the Company or other arrangement sufficient to satisfy the obligations of the Employer under the Plan and, at the direction of the Company, such assets may be invested in a manner intended to mirror the performance of the Investment Funds.
6.4 Investment of Allocations
Each Participant may make an Investment Election prescribing the percentage of future Deferrals that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant may be made as of the date the Participant commences participation in the Plan under Article 3 and shall apply to all amounts credited to the Participant’s Account after such date. The Participant may make subsequent Investment Elections as of any Valuation Date, and each such election shall apply to all amounts credited to the Participant’s Account after the Committee has a reasonable opportunity to process such election pursuant to such procedures as the Committee may determine from time to time. Any Investment Election made pursuant to this Plan section with respect to future allocations shall remain effective until changed by the Participant.

Section 6.1	17

6.5 Transfer of Existing Balances
In accordance with procedures established by the Committee, each Participant may make an Investment Election prescribing the percentage of the Participant’s existing Account balance that will be deemed invested in each Investment Fund. Each Participant may make such Investment Elections as of any Valuation Date, and each such election shall be effective after the Committee has a reasonable opportunity to process such election.
6.6 Committee Discretion
The Committee shall have complete discretion to adopt and revise procedures to be followed in making and administering Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the amounts to which such elections apply, the deadline for making elections, the effective date of such elections, and whether, and the extent to which, to charge any Participant’s Account an administrative fee for making Investment Elections. Any procedures adopted by the Committee that are inconsistent with the deadlines or procedures specified in this Article, but permissible under Code section 409A, shall supersede such provisions of this Article without the necessity of a Plan amendment.

Section 6.5	18

Article 7. Distribution of Plan Benefits
7.1 Time of Payment
(a)	General Rule. Except as otherwise provided for under the terms of this Plan, the Participant’s Benefit Commencement Date following a Separation from Service shall be the first day of the calendar month following the six-month anniversary of the Participant’s Separation from Service.

(b)	Continued Payments. Once a Participant’s payment commences, the payment of the Participant’s Account shall not be accelerated or delayed, except as provided for in accordance with Plan sections 7.8 or 7.9.
7.2 Election of Time and Form of Payment
(a)	Payment Elections. All elections as to the time and form of payment under this Plan shall be made only in accordance with the provisions of this Plan and the rules and procedures established by the Committee for the time and manner of making such elections. If, for any reason, the Participant fails to make a valid and timely election, the Participant’s Account shall be distributed as a single sum as of the Participant’s Benefit Commencement Date.

(b)	Forms of Payment. Subject to the provisions of this Article, the Participant may elect to have the Participant’s Account paid out as follows:
(1)	A single sum payment as of the Benefit Commencement Date;

(2)	Annual installment payments over 5 years commencing as of the Benefit Commencement Date and continuing each year thereafter, as determined and provided under this subsection, until the final installment is paid or, if earlier, the Participant dies; or

(3)	Annual installment payments over 10 years commencing as of the Benefit Commencement Date and continuing each year thereafter, as determined and provided under this subsection, until the final installment is paid or, if earlier, the Participant dies.
(c)	Installment Payment Rules. Pursuant to Treasury Regulations section 1.409A-2(b)(2)(iii), the installment payments are to be treated as a series of separate payments. If and while benefits are to be paid in installments, the Participant’s Account will continue to be adjusted as provided in Plan section 4.4 until the series of separate payments has been completed.

The amount of the first annual installment payable as of the Benefit Commencement Date shall equal the amount credited to the Participant’s Account as of the Payment Event multiplied by a fraction, the numerator of which is 1, and the denominator of which is the number of installments

Section 7.1	19

(including the current one) which remain to be paid. The amount of each subsequent annual installment shall equal the amount credited to the Account as of January 1 of the year in which the installment is to be paid, multiplied by a fraction, the numerator of which is 1, and the denominator of which is the number of installments (including the current one) which remain to be paid. The Benefit Commencement Date of each installment shall be January 31 of the calendar year for which the installment is paid. If the Participant dies while installments remain to be paid, the remaining Account credited to the Participant shall be paid to the Beneficiary in a single sum payment. The Benefit Commencement Date of such a post-commencement death benefit shall be the first day of the six-month anniversary of the Participant’s death.
7.3 Change of Elections
A Participant shall not be permitted to change the election as to the time and form of payment, regardless of whether the Participant made an affirmative initial election or the election was defaulted to a single sum payment because of the Participant’s failure to make a valid and timely election, except as provided in this Plan section.
(a)	Except as provided in Plan section 7.8, no election shall be permitted which accelerates the time of any payment.

(b)	Any change in election resulting in a delay or change in the form of payment shall not take effect until the one-year anniversary of the date the changed election is properly made.

(c)	In the case of a payment on account of the Participant’s Separation from Service, the first payment under the changed election must result in a deferral for a period of at least 5 years from the date the first payment would have been made under the initial election.
7.4 Pre-Commencement Death Benefits
The Account of a Participant who dies prior to the Participant’s Benefit Commencement Date shall be paid in a single sum payment to the Beneficiary. The Benefit Commencement Date of a pre-commencement death benefit shall be the first day of the calendar month following the six-month anniversary of the Participant’s death.
7.5 Designation of Beneficiary
(a)	Subject to the provisions of subsection (b), each Participant shall have the right to designate a Beneficiary or Beneficiaries to receive the Participant’s Account under Plan section 7.4 in the event of the Participant’s death before the Account has been fully distributed. This designation is to be made on the form prescribed by and delivered to the Committee. Subject to the provisions of subsection (b), a Participant shall have the right to change or revoke any such designation by filing a new designation or notice of revocation with the

Section 7.3	20

Committee, and no notice to any Beneficiary or consent by any Beneficiary shall be required to effect any such change or revocation.

(b)	If a Participant designates someone other than his or her Spouse as the Beneficiary and, on the date of the Participant’s death, the Participant has a Spouse, then no effect shall be given to such Beneficiary designation unless the Spouse has consented in writing to such designation and such consent is witnessed by a notary public. If a Participant designates someone other than his or her Spouse as the Beneficiary and the surviving Spouse does not consent to such designation, the surviving Spouse shall be deemed the Beneficiary of the deceased Participant. A Spouse’s consent to a Beneficiary designation is not required under the following circumstances:
(1)	It is established to the satisfaction of the Committee that there is no Spouse; or

(2)	The Participant’s Spouse cannot be located; or

(3)	Other circumstances exist under which a Spouse’s consent would not be required in accordance with applicable Treasury Regulations or Department of Labor Regulations if the Plan were a qualified plan under Code section 401(a).
(c)	If a deceased Participant has failed to designate a Beneficiary, or if the Committee, after reasonable effort, is unable to locate a form designating a Beneficiary, but the Participant has a surviving Spouse, then the surviving Spouse shall be the Beneficiary.

(d)	In the case of a deceased Participant who has no surviving Spouse, and:
(1)	The deceased Participant failed to designate a Beneficiary;

(2)	The Committee is unable to locate a designated Beneficiary after reasonable effort;

(3)	For any reason, an existing Beneficiary designation is determined to be legally ineffective;

(4)	The Committee, after reasonable effort, is unable to locate a form designating a Beneficiary; or

(5)	The Beneficiary predeceased the Participant and the Participant did not designate a successor Beneficiary, then the Participant’s estate shall be the Beneficiary.

(e)	The Committee shall not be required to authorize any payment to be made to any person following a Participant’s death, whether or not such person has been designated by the Participant as Beneficiary, if the Committee

Section 7.5	21

determines that the Plan may be subject to conflicting claims with respect to such payment for any reason, including, without limitation, the designation or continuation of a designation of a Beneficiary other than the Participant’s Spouse without the consent of such Spouse. In the event the Committee determines not to make payment to a designated Beneficiary, the Committee shall take such steps as it determines appropriate to resolve such potential conflict. The provisions of this subsection shall not be construed to place upon the Company or the Committee any duty or obligation to require the consent of a Spouse for the purpose of protecting the rights or interests of present or former Spouses of Participants.
7.6 Benefit Cash-out
Notwithstanding the form of payment elected, if the value of all nonqualified deferred compensation plan benefits that the Participant is entitled to receive under all elective account balance plans of the Company and all Affiliates, that must be aggregated for purposes of Treasury Regulations section 1.409A-1(c)(2), is less than the Code section 402(g)(1)(B) limit as of the Benefit Commencement Date, the Committee may, in its sole discretion, distribute the Account to the Participant in a single sum payment; provided, however, that all of the Participant’s other elective account balance nonqualified plan benefits are also paid in a single sum payment as of the same date.
7.7 Offset for Obligations to the Company or an Affiliate
Notwithstanding anything in the Plan to the contrary, if a Participant or Beneficiary has any outstanding obligation to the Company or any Affiliate (whether or not such obligation is related to the Plan), the Committee may cause the Account to be reduced and offset by, and to be applied to satisfy, the amount of such obligation; provided, however, the offset is not in excess of $5,000 for any tax year (determined based on the tax year of the Company and Affiliates) and the offset occurs at the same time as the outstanding obligation to the Company or any Affiliate is due.
7.8 Limited Permitted Acceleration.
An earlier payment may be made, as determined by the Committee in its sole discretion, only to the extent that a permissible Code section 409A and related Treasury Regulations exception may be applied in the following situations:
(a)	Domestic Relations Orders The Plan may accelerate the time or schedule of payment to an individual other than the Participant to the extent necessary to fulfill a domestic relations order as specified in Code section 414(p)(1)(B).

(b)	Conflicts of Interest
(1)	Compliance with Ethics Agreements. The Plan may accelerate the time or schedule of payment to the extent necessary for any Federal officer or employee of the executive branch to comply with an ethics agreement with the Federal government.

Section 7.6	22

(2)	Compliance with Ethics or Conflict or Interest Laws. The Plan may accelerate the time or schedule of payment to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflict of interest law.
(c)	Payment of Employment Taxes. The Plan may accelerate the time or schedule of payment to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code sections 3101, 3121(a), and 3121(v)(2), where applicable, on compensation deferred under the Plan (the “FICA amount”). The Plan may also accelerate the time or schedule of payment to pay income tax at source on wages imposed under Code section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA amount, and to pay the additional income tax at source on wages attributable to the pyramiding of such Code section 3401 wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA amount, and the income tax withholding related to such FICA amount.

(d)	Payment Upon Income Inclusion. The Plan may accelerate the time or schedule of payment at any time the Plan fails to meet the requirements of Code section 409A and the related regulations; provided, however, that the accelerated payment may not exceed the amount required to be included in income as a result of the failure to comply with such requirements.

(e)	Payment of State, Local, or Foreign Taxes. The Plan may accelerate the time or schedule of payment to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant (the state, local, or foreign tax amount); provided, however, that such payment may not exceed the amount of such taxes due as a result of participation in the Plan. Such payment may be made by distributions to the Participant in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by distribution directly to the Participant. Additionally, the arrangement may provide for the acceleration of the time or schedule of payment to pay the income tax at source on wages imposed under Code section 3401 as a result of such payment and to pay the additional income tax at source on wages imposed under Code section 3401 attributable to such additional wages and taxes; provided, however, that the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(f)	Bona Fide Disputes. The Plan may accelerate the time or schedule of payment where such payments occur as part of a settlement between the Participant and the Company (or an Affiliate) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount. Discretion to accelerate payments, other than due to an arm’s length settlement of a bona

Section 7.8	23

fide dispute as to the service provider’s right to the deferred amount, is not permitted. Whether a payment qualifies for the exception under this paragraph is based on all relevant facts and circumstances. A payment will be presumed not to meet this exception unless the payment is subject to a substantial reduction in the value of the payment made in relation to the amount that would have been payable had there been no dispute as to the Participant’s right to the payment. For this purpose, a reduction that is less than 25% of the present value of the deferred amount in dispute generally is not a substantial reduction. In addition, a payment will be presumed not to meet this exception if the payment is made proximate to a downturn in the financial health of the Company and Affiliates.
7.9 Limited Permissible Delays
The payment of any portion of a Participant’s Account may delayed, as determined by the Committee in its sole discretion, only to the extent permissible under Code section 409A and related Treasury Regulations in the circumstances described below:
(a)	Payments Subject to Code Section 162(m). A payment may be delayed to the extent that the Company reasonably anticipates that if the payment were made as scheduled, the Company’s tax deduction with respect to such payment would not be permitted due to the application of Code section 162(m), provided that the payment is made either:
(1)	During the Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the tax deduction of such payment will not be barred by application of Code section 162(m), or

(2)	During the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of the Company in which the Participant has a Separation from Service or the 15th day of the third month following the Participant’s Separation from Service, and provided further that where any scheduled payment to a specific Participant is delayed in accordance with this subsection, the delay in payment will be treated as a subsequent deferral election that must comply with Treasury Regulations section 1.409A-2(b)(1) unless all scheduled payments to that Participant that could be delayed in accordance with this subsection are also delayed. In the case of a specified employee, as defined in Treasury Regulations section 1.409A-1(i), the date that is six months after the Participant’s Separation from Service is substituted for any reference to a Participant’s Separation from Service in paragraph (2). No election may be provided to the Participant with respect to the timing of the payment under this subsection.

Section 7.9	24

(b)	Payment Would Violate Securities or Other Applicable Law. A payment may be delayed where the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(c)	Other Events and Conditions. The Company may delay a payment upon such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Section 7.9	25

Article 8. Administration
8.1 The Committee
The Plan shall be administered by a Committee appointed by the Board. The Committee shall be composed of as many members as the Board may appoint from time to time, but not fewer than three members, and shall hold office at the discretion of the Board. Such members may, but need not, be Employees.
Any member of the Committee may resign by delivering a written resignation to the Board and to the Committee Secretary. Such resignation shall be effective no earlier than the date of the written notice.
Vacancies in the Committee arising by resignation, death, removal, or otherwise, shall be filled by the Board.
8.2 Compensation and Expenses
The members of the Committee who are Employees shall serve without compensation for services as a member. Any member may receive reimbursement by the Company for expenses properly and actually incurred. All expenses of the Committee shall be paid directly by the Company. Such expenses may include any expenses incident to the functioning of the Committee, including, but not limited to, fees of the Plan’s accountants, outside counsel and other specialists and other costs of administering the Plan.
8.3 Manner of Action
A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions adopted, and other actions taken by the Committee at any meeting shall be by the vote of a majority of those present at any such meeting. Upon obtaining the written consent of a majority of the members at the time in office, action of the Committee may be taken otherwise than at a meeting.
8.4 Chairperson, Secretary, and Employment of Specialists
The members of the Committee shall elect one of their number as Chairperson and shall elect a Secretary who may, but need not, be a member. They may authorize one or more of their number or any agent to execute or deliver any instrument or instruments on their behalf, and may employ such counsel, auditors, and other specialists and such other services as they may require in carrying out the provisions of the Plan.
8.5 Subcommittees
The Committee may appoint one or more subcommittees and delegate such of its powers and duties as it deems desirable to any such subcommittee, in which case every reference herein made to the Committee shall be deemed to mean or include the subcommittees as to matters within their jurisdiction. The members of any such subcommittee shall consist of such officers or other employees of the Company and such other persons as the Committee may appoint.

Section 8.1	26

8.6 Other Agents
The Committee may also appoint one or more persons or agents to aid in carrying out its duties as a fiduciary, and delegate such of its powers and duties as it deems desirable to such persons or agents, in which case every reference herein made to the Committee shall be deemed to mean or include such persons or agents as to matters within their delegated powers and duties.
8.7 Records
All resolutions, proceedings, acts, and determinations of each Committee shall be recorded by the Secretary thereof or under his or her supervision, and all such records, together with such documents and instruments as may be necessary for the administration of the Plan, shall be preserved in the custody of the Secretary.
8.8 Rules
Subject to the limitations contained in the Plan, the Committee shall be empowered from time to time in its discretion to adopt by-laws and establish rules for the conduct of its affairs and the exercise of the duties imposed upon it under the Plan.
8.9 Powers and Duties
The Committee shall have responsibility for the general administration of the Plan and for carrying out its provisions. The Committee shall have such powers and duties as may be necessary to discharge its functions hereunder, including, but not limited to, the following:
(a)	To construe and interpret the Plan, to supply all omissions from, correct deficiencies in and resolve ambiguities in the language of the Plan;

(b)	To decide all questions of eligibility and determine the amount, manner, and time of payment of any benefits hereunder;

(c)	To make a determination as to the right of any person to an allocation, and the amount thereof;

(d)	To obtain from the Employees such information as shall be necessary for the proper administration of the Plan and, when appropriate, to furnish such information promptly to other persons entitled thereto;

(e)	To prepare and distribute, in such manner as the Company determines to be appropriate, information explaining the Plan; and

(f)	To establish and maintain such Accounts in the name of each Participant as are necessary.

Section 8.6	27

8.10 Decisions Conclusive
The Committee shall exercise its powers in a nondiscriminatory manner. Any and all disputes with respect to the Plan which may arise involving Participants or their Beneficiaries shall be referred to the Committee and its decision shall be final, conclusive, and binding. Furthermore, if any question arises as to the meaning, interpretation, or application of any provision hereof, the decision of the Committee with respect thereto shall be final.
8.11 Fiduciaries
The fiduciaries named in this Article shall have only those specific powers, duties, responsibilities, and obligations as are specifically given to them under this Plan. The Board shall have the authority to amend, freeze or terminate, in whole or in part, this Plan. The Committee shall be a fiduciary under the Plan and shall have the sole responsibility for the administration of this Plan and may amend the Plan to the extent authorized under Plan section 9.1. The officers and Employees of the Company shall have the responsibility of implementing the Plan and carrying out its provisions as the Committee shall direct. A fiduciary may rely upon any direction, information, or action of another fiduciary as being proper under this Plan, and is not required under this Plan to inquire into the propriety of any such direction, information, or action. It is intended under this Plan that each fiduciary shall be responsible for the proper exercise of the fiduciary’s own powers, duties, responsibilities, and obligations under this Plan and shall not be responsible for any act or failure to act of another fiduciary. No fiduciary guarantees in any manner the payment of benefits from this Plan. Any party may serve in more than one fiduciary capacity with respect to the Plan.
8.12 Notice of Address
Each person entitled to benefits from the Plan must file with the Committee or its agent his or her mailing address and each change of mailing address. Any communication, statement, or notice addressed to such a person at his or her last reported mailing address will be binding upon such person for all purposes of the Plan, and neither the Committee nor the Company shall be obliged to search for or ascertain such person’s whereabouts.
8.13 Data
All persons entitled to benefits from the Plan must furnish to the Committee such documents, evidence, or information, including information concerning marital status, as the Committee considers necessary or desirable for the purpose of administering the Plan. It shall be an express condition of the Plan that each such person must furnish such information and sign such documents as the Committee may require before any benefits become payable from the Plan. The Committee shall be entitled to distribute to a non-Spouse Beneficiary in reliance upon the signed statement of the Participant that the Participant is unmarried without any further liability to a Spouse if such statement is false.

Section 8.10	28

8.14 Adjustments
The Committee may adjust benefits under the Plan or make such other adjustments with respect to a Participant or Beneficiary as are required to correct administrative errors or provide uniform treatment in a manner consistent with the intent and purposes of the Plan.
8.15 Member’s Own Participation
No member of the Committee may act, vote or otherwise influence a decision specifically relating to the member’s own participation under the Plan.
8.16 Indemnification
(a)	To the extent permitted by the Company’s Operating Agreement and applicable law, the Company shall indemnify and hold harmless each of the following persons (“Indemnified Persons”) under the terms and conditions of this Plan section:
(1)	The Committee and each of its members which, for purposes of this section, includes any Employee to whom the Committee has delegated fiduciary or other duties; and

(2)	The Board and each member of the Board of Managers of the Company and any Employer who has responsibility (whether by delegation from another person, an allocation of responsibilities under the terms of this Plan document, or otherwise) for a fiduciary duty, a non-fiduciary settlor function (such as deciding whether to approve a plan amendment), or a non-fiduciary administrative task relating to the Plan.
(b)	To the extent permitted by the Company’s Operating Agreement and applicable law, the Company shall indemnify and hold harmless each Indemnified Person against any and all claims, losses, damages, and expenses, including reasonable attorneys’ fees and court costs, incurred by that person on account of his or her good-faith actions or failures to act with respect to his or her responsibilities relating to the Plan. The Company’s indemnification shall include payment of any amounts due under a settlement of any lawsuit or investigation, but only if the Company agrees to the settlement.
(1)	An Indemnified Person shall be indemnified under this Plan section only if he or she notifies the Committee or its Secretary at the Company of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan.
(A)	The notice may be provided orally or in writing. The notice must be provided to the Committee or its Secretary promptly after the Indemnified Person becomes aware of the claim or investigation. No indemnification shall be provided under this Plan section to the

Section 8.14	29

extent that the Company is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying the Committee or its Secretary of the claim or investigation.
(2)	An Indemnified Person shall be indemnified under this Plan section with respect to attorneys’ fees, court costs or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit the Company to select counsel and to conduct the defense of the lawsuit.

(3)	No Indemnified Person shall be indemnified under this Plan section with respect to any action or failure to act that is judicially determined to constitute or be attributable to the willful misconduct of the Indemnified Person.

(4)	Payments of any indemnity under this Plan section shall be made only from insurance or other assets of the Company. The provisions of this Plan section shall not preclude such further indemnities as may be available under insurance purchased by the Company or as may be provided by the Company under any by-law, agreement or otherwise, provided that no expense shall be indemnified under this Plan section that is otherwise indemnified by the Company or by an insurance contract purchased by the Company.

Section 8.16	30

Article 9. Amendment and Termination
9.1 Amendment and Termination
The Company expects the Plan to be permanent, but since future conditions affecting the Company or any Employer cannot be anticipated or foreseen, the Board must necessarily and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of the Board, except that no amendment shall reduce the dollar amount previously credited to a Participant’s Account to all Participants. The Committee, in its sole discretion, may amend the Plan if it finds that such amendment does not significantly increase or decrease benefits or costs. Notwithstanding the foregoing, the Board or the Committee may amend the Plan to:
(a)	Ensure that this Plan complies with the requirements of Code section 409A for deferral of taxation on compensation deferred hereunder; and

(b)	Add provisions for changes to elections as to time and manner of distributions and other changes that comply with the requirements of Code section 409A for the deferral of taxation on deferred compensation.
9.2 Reorganization of Employer
In the event of a merger or consolidation of the Employer, or the transfer of substantially all of the assets of the Employer to another corporation, such continuing, resulting or transferee corporation shall have the right to continue and carry on the Plan and to assume all liabilities of the Employer hereunder without obtaining the consent of any Participant or Beneficiary. If such successor shall assume the liabilities of the Employer hereunder, then the Employer shall be relieved of all such liability, and no Participant or Beneficiary shall have the right to assert any claim against the Employer for benefits under or in connection with the Plan.
9.3 No Acceleration of Benefits
Notwithstanding any provisions of this Article, no benefit shall be accelerated as to time or form of payment as a result of a Plan termination, freeze or liquidation unless such acceleration is permitted under Treasury Regulations section 1.409A-3(j)(4)(ix) and the requirements of that regulatory provision have been met with respect to such benefit payment.

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Article 10. Claims and Appeals Procedures
10.1 Claims Procedure for Benefits
(a)	If any Participant, Beneficiary, or other person claiming benefits under this Plan (each of which may be a “Claimant”) believes he or she is entitled to a benefit, or a benefit different from the one received, then the Claimant may file a claim for the benefit by writing a letter to the Committee or its authorized delegate.

(b)	Within a reasonable period of time, but not later than 90 days after receipt of a claim for benefits, the Committee or its delegate shall notify the Claimant of any adverse benefit determination on the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension period exceed 90 days from the end of the initial 90-day period. If an extension is necessary, the Committee or its delegate shall provide the Claimant with a written notice to this effect prior to the expiration of the initial 90-day period. The notice shall describe the special circumstances requiring the extension and the date by which the Committee or its delegate expects to render a determination on the claim.

(c)	In the case of an adverse benefit determination, the Committee or its delegate shall provide to the Claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant:
(1)	The specific reason or reasons for the adverse benefit determination;

(2)	Reference to the specific Plan provisions on which the adverse benefit determination is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why the material or information is necessary; and

(4)	A description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse final benefit determination on review and in accordance with Plan section 10.2.
(d)	Within 60 days after receipt by the Claimant of notification of the adverse benefit determination, the Claimant or the Claimant’s duly authorized representative, upon written application to the Committee, may request that the Committee fully and fairly reconsider the adverse benefit determination. On reconsideration of an adverse benefit determination, upon request and free of charge, the Claimant shall have reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Claimant shall have the opportunity to submit written

Section 10.1	32

comments, documents, records, and other information relating to the claim for benefits. The Committee’s (or delegate’s) review shall take into account all comments, documents, records, and other information submitted regardless of whether the information was previously considered in the initial adverse benefit determination.

(e)	Within a reasonable period of time, but not later than 60 days after receipt of such request for review, the Committee or its delegate shall notify the Claimant of any final benefit determination on the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension period exceed 60 days from the end of the initial 60-day period. If an extension is necessary, the Committee or its delegate shall provide the Claimant with a written notice to this effect prior to the expiration of the initial 60-day period. The notice shall describe the special circumstances requiring the extension and the date by which the Committee or its delegate expects to render a final determination on the request for review. In the case of an adverse final benefit determination, the Committee or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the Claimant:
(1)	The specific reason or reasons for the adverse final benefit determination;

(2)	Reference to the specific Plan provisions on which the adverse final benefit determination is based;

(3)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and

(4)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse final benefit determination on review and in accordance with Plan section 10.2.
10.2 Limitations on Actions
All decisions made under the procedure set out in this Article shall be final and there shall be no further right of appeal. No person may initiate a lawsuit before fully exhausting the claims procedures set out in this Article, including appeal. To provide for an expeditious resolution of any dispute concerning a claim for benefits that has been denied and to ensure that all evidence pertinent to such claim is available, no lawsuit may be brought contesting a denial of benefits more than the later of:
(a)	180 days after receiving the written response of the Committee to an appeal; or

(b)	365 days after an applicant’s original application for benefits.

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Article 11. General Provisions
11.1 Good-Faith Valuation Binding
In determining the value of Accounts, the Committee shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and Beneficiaries.
11.2 Errors and Omissions in Accounts
If an error or omission is discovered in the Account of a Participant or in the amount of a Participant’s Deferrals, the Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.
11.3 Taxation
It is the intention of the Company that the benefits payable hereunder shall not be deductible by the Employers nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Employers to such Participants or Beneficiaries. Without limiting the foregoing, it is intended that the Plan meet the requirements of Code section 409A and related Treasury Regulations and the Committee shall use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements. When benefits are paid hereunder, it is the intention of the Company that they shall be deductible by the Employers under Code section 162.
11.4 Withholding
All distributions shall be net of any applicable federal, state, or local income or employment taxes or any other amounts required to be withheld by law. In addition, the Company or any Affiliate may withhold from a Participant’s currently payable other compensation any applicable federal, state, or local income or employment taxes that may be due upon accruing benefits under the Plan.
11.5 Unsecured General Creditor
The rights of a Participant, Beneficiary, or their heirs, successors, and assigns, as relates to any Company or Employer promises hereunder, shall not be secured by any specific assets of the Company or any Employer, nor shall any assets of the Company or any Employer be designated as attributable or allocated to the satisfaction of such promises.
11.6 Trust Fund
The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board or Committee may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company

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shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.
11.7 Non-Alienation
(a)	Except as otherwise permitted by the Plan, no benefit payable at any time under the Plan shall be subject to the debts or liabilities of a Participant or any Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void. Except as provided in this Plan section, no benefit under the Plan shall be subject in any manner to attachment, garnishment, or encumbrance of any kind.

(b)	Payment may be made from a Participant’s Account to an alternate payee, pursuant to a domestic relations order. The Committee shall establish reasonable written procedures for reviewing court orders made, pursuant to state domestic relations law (including a community property law), relating to child support, alimony payments, or marital property rights of a Spouse, former spouse, child, or other dependent of a Participant (any of which may be an alternate payee) and for notifying Participants and alternate payees of the receipt of such orders and of the Plan’s procedures for determining if the orders are approved domestic relations orders and for administering distributions under domestic relations orders.
11.8 Release from Liability
The right of a Participant or Beneficiary to receive benefits under the Plan shall be reduced to the extent that any portion of the Participant’s Account has been paid or set aside for payment to an alternate payee pursuant to a domestic relations order or to the extent that the Plan is otherwise subject to a binding judgment, decree, or order for the attachment, garnishment or execution of any portion of the Participant’s Account or of any distributions therefrom. The Participant or Beneficiary shall be deemed to have released the Plan from any claim with respect to such amounts in any case in which:
(a)	The Plan or any Plan representative has been served with legal process or otherwise joined in a proceeding relating to such amounts; and

(b)	The Participant fails to obtain an order of the court in the proceeding relieving the Plan from the obligation to comply with the judgment, decree or order.
11.9 No Enlargement of Employment Rights
This Plan is strictly a voluntary undertaking on the part of the Company and the Employers and shall not be deemed to constitute a contract between the Employers and any Employee or Participant, Beneficiary, or alternate payee, or to be consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in this Plan or any modification of the same or act done in pursuance hereof shall be construed as giving any person any legal or equitable right against the Employer, unless specifically provided herein, or as giving

Section 11.7	35

any person a right to be retained in the employment of the Employer. All Participants shall remain subject to assignment, reassignment, promotion, transfer, layoff, reduction, suspension, and discharge to the same extent as if this Plan had never been established.
11.10 No Examination or Accounting
Neither this Plan nor any action taken thereunder shall be construed as giving any person the right to an accounting or to examine the books or affairs of the Company or any Affiliate.
11.11 Incompetency
Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the date on which the Committee receives a written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, for whom a guardian or other person legally vested with the care of the person or estate has been appointed. Notwithstanding the foregoing, if the Committee determines that any person to whom a benefit is payable under the Plan is unable to care for such person’s affairs because of incompetency, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid instead to the guardian of such person or to the person having custody of such person, without further liability on the part of an Employer for the amount of such payment to the person on whose account such payment is made.
11.12 Service of Legal Process
The members of the Committee and the Secretary of the Company are designated agents of the Plan for the purpose of receiving service of summons, subpoena, or other legal process.
In Witness Whereof, the authorized officers of the Company have signed this document and have affixed the corporate seal on                     , 2009, but effective as of July 1, 2009.

DynCorp International Inc.

Attest:
By

Its

By

	Its			(Corporate Seal)

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